Exhibit 99.1

Yardville National Bancorp Announces Completion of Trust Preferred Securities Offering

HAMILTON, N.J., Sept. 29 /PRNewswire-FirstCall/ — Yardville National Bancorp (Nasdaq: YANB — News), announced the completion of the private sale of $10,000,000 aggregate liquidation amount of floating rate trust preferred securities by Yardville Capital Trust V, a wholly owned subsidiary of Yardville National Bancorp. The floating rate capital securities provide for quarterly distributions at a variable annual coupon rate, reset quarterly, based on 3-month LIBOR plus 300 basis points. Sandler O’Neill & Partners, L.P. acted as the placement agent for the transaction.

Yardville National Bancorp intends to use the net proceeds from this offering for general corporate purposes, as well as contributions to The Yardville National Bank to fund its operations.

With $2.35 billion in assets as of June 30, 2003, YNB serves individuals and small-to-mid-sized businesses in the New York City — Philadelphia corridor through a network of 20 branches in Mercer, Hunterdon, Burlington, Middlesex and Somerset counties in New Jersey and Bucks County in Pennsylvania. Headquartered in Mercer County for 78 years, YNB emphasizes commercial lending and offers a broad range of lending, deposit and other financial products and services.

Note regarding forward-looking statements

This press release and other statements made from time to time by our management contain express and implied statements relating to our future financial condition, results of operations, plans, objectives, performance, and business, which are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These may include statements that relate to, among other things, profitability, liquidity, loan loss reserve adequacy, plans for growth, interest rate sensitivity, market risk, regulatory compliance, and financial and other goals. Actual results may differ materially from those expected or implied as a result of certain risks and uncertainties, including, but not limited to, the results of our efforts to implement our retail strategy, adverse changes in our loan portfolio and the resulting credit risk-related losses and expenses, interest rate fluctuations and other economic conditions, our ability to attract core deposits, continued relationships with major customers, competition in product offerings and product pricing, adverse changes in the economy that could increase credit-related losses and expenses, compliance with laws and regulatory requirements of federal and state agencies, other risks and uncertainties detailed from time to time in our filings with the SEC, as well as other risks and uncertainties detailed from time to time in statements made by our management.

L.G. Zangani, LLC provides financial public relations service to the Company. As such, L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and/or other services performed for the Company. This remuneration may take the form of cash, capital stock in the Company, or warrants and/or options to purchase stock in the Company.